Exhibit 99.1

Teletouch Announces Retail Expansion with T-Mobile USA

New Carrier Relationship Provides Growth Opportunities

FORT WORTH, Texas--(BUSINESS WIRE)--January 26, 2009--Teletouch Communications, Inc. (OTC: TLLE), a leading U.S. cellular services provider and mobile electronics retailer, announced today that it has signed an Exclusive Retailer Agreement with T-Mobile USA, Inc. (NYSE: DT), a leading national wireless carrier. The three-year agreement provides for Teletouch to open, operate and manage high-volume mall locations, with the Company’s first five new locations opening in major markets in Oklahoma, starting immediately. Further discussions are underway to explore possible expansion opportunities in a variety of other markets, including Texas and the ten Southeastern states that Teletouch previously served as a wireless messaging provider for many years.

“We are excited to work with T-Mobile USA to expand our retail distribution, leveraging our current Texas-based core wireless business into new markets across the country. While other U.S. wireless carriers are rationalizing their post-merger, over-saturated retail channels and shuttering company and agent stores, T-Mobile has a strong focus and support team geared to growing its authorized dealer and third-party retailer channels nationwide,” stated T.A. “Kip” Hyde, Jr., President and COO of Teletouch. “We understand GSM-network-based cellular communications very well, having been in the business since its inception in the 1980’s, and are pleased that T-Mobile has chosen us to help support its retail growth plans.”

Amy McCune, T-Mobile USA Regional Vice President, added, “As T-Mobile continues to grow and expand its national retail operations, it is imperative that we choose retailers that have the knowledge, experience and capability of providing the very highest levels of customer service. We’re pleased to work with Teletouch, as they have demonstrated over many years their commitment to delivering exceptional customer service and building long-term customer relationships with customers.”

About Teletouch Communications

For over 40 years, Teletouch has offered a comprehensive suite of telecommunications products and services including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety/emergency response vehicle products and services throughout the U.S. With over 80,000 wireless customers, Teletouch’s wholly-owned subsidiary, Progressive Concepts, Inc. (PCI), is a leading provider of ATT Mobility® (NYSE: T) services (voice, data and entertainment), as well as other mobile, portable and personal electronics products and services to individuals, businesses and government agencies. PCI operates a chain of retail stores and sells under the “Hawk Electronics” brand; through Hawk-branded sub-agents; as well as through its own direct sales force and the Internet at sites including: www.hawkelectronics.com and www.hawkexpress.com, among others. PCI also operates a national wholesale distribution business, known as PCI Wholesale, which serves smaller cellular and automotive retailers, car dealers and rural cellular carriers throughout the country; Dealers and Retailers see www.pciwholesale.com. Additional information on Teletouch’s Emergency Vehicle Products group can be found at www.teletouchevp.com. Teletouch's common stock is traded Over-The-Counter under stock symbol: TLLE. Additional information about Teletouch can be found at www.teletouch.com.

About T-Mobile USA, Inc.

Based in Bellevue, Wash., T-Mobile USA, Inc. is the U.S. operation of Deutsche Telekom AG’s Mobile Communications Business, and a wholly owned subsidiary of T-Mobile International, one of the world’s leading companies in mobile communications. By the end of the third quarter of 2008, 127 million mobile customers were served by the mobile communication segments of the Deutsche Telekom group — 32.1 million by T-Mobile USA — all via a common technology platform based on GSM, the world’s most widely used digital wireless standard. T-Mobile’s innovative wireless products and services help empower people to connect to those who matter most. Multiple independent research studies continue to rank T-Mobile among the highest in numerous regions throughout the U.S. in wireless customer care and call quality. For more information, please visit http://www.T-Mobile.com. T-Mobile is a federally registered trademark of Deutsche Telekom AG.

All statements from Teletouch Communications, Inc. in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

CONTACT:
Teletouch Communications, Inc.
Investor Relations
Amy Gossett, 800-232-3888
investors@teletouch.com